Exhibit 99.1

Dear <<Investor Name>>:

As many of you know, I am a strong proponent of continually striving to improve customer service for our many investors. This quarter, in our effort to keep you more fully informed about your investment(s) in the public limited partnerships of Wells Real Estate Funds, we are pleased to introduce a quarterly update on your limited partnership portfolio(s).

Enclosed you will find individual fact sheets for each Wells limited partnership in which you hold units. The following is a list of your investment(s) and the number of units you own:

<<Amount of Units>>

The fact sheets include valuable information, including a portfolio summary with properties purchased and sold, and current leasing percentages. In addition, they provide a history of each portfolio’s annualized yield and tax passive losses. Also highlighted is a portfolio overview, with specific summaries on each limited partnership in which you have an interest. For a more in-depth discussion of your investment, I encourage you to reference the third quarter Form 10-Q filing for your fund(s), which will be available on or about November 15, 2004, on the Wells Web site at www.wellsref.com. Your investor login is “investor,” and the password is “growth.”

I hope you have found the information in this letter and the enclosed fact sheet(s) informative. Should you have any questions, I invite you to contact our Wells Investor Services Specialists at 800-557-4830, or by e-mail at investorservices@wellsref.com. Our extended hours, for your convenience, are Monday through Thursday from 8:15 a.m. until 7:30 p.m., and Friday from 8:15 a.m. until 5:30 p.m. Eastern Time. At Wells, we always look forward to hearing from you.

Sincerely,

Leo F. Wells III

General Partner

Enclosure(s)

cc:  Financial Representative

Wells Real Estate Fund XI, L.P. Fact Sheet            XI

DATA AS OF SEPTEMBER 30, 2004

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/04	PERCENT OWNED
Alstom Power – TN	100%	9%
Avaya	100%	9%
Cort	SOLD	24%
47320 Kato Road (formerly known as Fairchild Technologies)	100%	9%
The Gartner Group	100%	26%
360 Interlocken Boulevard	79%	9%
Iomega	100%	9%
Johnson Matthey	SOLD *	26%
Ohmeda	100%	9%
20/20 Building (formerly known as Sprint building)	0%	26%
111 Southchase Blvd. (Formerly known as EYBL CarTex Building)	0%	26%
WEIGHTED AVERAGE	63%

*	Sale closed October 5, 2004

FUND FEATURES

OFFERING DATES	December 1997 – December 1998

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	79% to 21%

AMOUNT RAISED	$16,532,802

ADDITIONAL INFORMATION

Portfolio Overview

Wells Fund XI is in the holding phase of its life cycle. The Fund originally owned interests in 11 properties, but two properties — the Cort and Johnson Matthey buildings — have already been sold. Our focus at this time involves increasing the current occupancy level within the portfolio, and concentrating on re-leasing and marketing efforts that we believe will deliver the best operating performance for our investors.

We are pleased to highlight several significant events within the Fund. We have signed a lease extension at the Alstom Power building through October 2014. While Alstom Power had provided notice to exercise an early termination option, we were able to negotiate an extension of their lease in favor of lowering the contract rental rate to current market levels. We signed a new five-year lease at 47320 Kato Road with TCI International for a five-year term. We negotiated a five-year lease extension with the Gartner Group through January 2013. We also were successful in extending the Gaiam lease at 360 Interlocken through May 2008. Lastly, we completed the sale of the Johnson Matthey building to the tenant on October 5, 2004, at a sale price that was well above the acquisition price.

The weighted-average occupancy for the portfolio has fallen to 63%. We face some near-term leasing issues that may negatively affect our operating performance. The 111 Southchase and 20/20 (formerly known as the Sprint building) buildings are 100% vacant, and one other lease — Ohmeda — expires in the near term. While these leasing challenges, coupled with the 79% occupancy at 360 Interlocken may impact performance, we are working aggressively with existing and potential tenants in these markets to minimize any negative effects to the extent possible.

The third quarter 2004 operating distributions to the Class A unit holders were 2.0%, a decrease from the prior quarter due primarily to the reduction in cash flow as a result of Sprint’s vacancy, and the re-leasing capital at Alstom Power and 360 Interlocken. Given the further reduction in cash flow resulting from the sale of Johnson Matthey and the leasing and capital issues facing the Fund, the General Partners anticipate that operating distributions may be reserved in the near term. These issues include: (i) leasing costs for the remaining vacant space at the 360 Interlocken building; (ii) remaining leasing costs associated with the Alstom Power and Gartner leases; (iii) re-leasing costs for the 20/20, 111 Southchase, and Ohmeda buildings; and (iv) funding other capital improvements for the 20/20 building. As we move into 2005 and the details surrounding the extent of the capital requirements become known, the General Partners will evaluate if distributions of the net sale proceeds from the Cort and Johnson Matthey sales are appropriate.

Continued on Page 2

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds

Wells Real Estate Fund XI, L.P. Fact Sheet            XI

DATA AS OF SEPTEMBER 30, 2004

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	Reserved	6.50%	2.00%	—	—
2003	8.00%	6.50%	8.00%	6.50%	7.25%
2002	9.50%	9.50%	9.50%	9.00%	9.38%
2001	9.75%	9.75%	9.75%	9.75%	9.75%
2000	9.00%	9.25%	9.50%	9.75%	9.38%
1999	6.00%	6.00%	8.00%	8.24%	7.06%
1998	0.00%	0.00%	6.00%	6.00%	3.00%

TAX PASSIVE LOSSES – CLASS B PARTNERS

2004	2003	2002	2001	2000	1999
—	16.75%	10.48%	9.85%	11.13%	6.96%

We would like to highlight that, through September 30, 2004, current Class A unit holders have received cumulative net operating cash flows of approximately $6.6 million since inception, which equates to approximately 48% of the $13.8 million originally invested. Limited partners who have held Class B units since inception have cumulatively received $5.69 per unit in allocated tax losses through December 31, 2003. No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

Property Summary

•	As mentioned previously, we have signed an extension of the lease with Alstom Power, with a new lease expiration date of October 31, 2014. While this lease extension includes some upfront costs and reduces the contract rent to current market levels, we avoided a significant vacancy in the Knoxville market, which is experiencing a 14% vacancy level. Now that the lease extension has been finalized, we are marketing this asset for sale.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2008.

•	The Cort building was sold in September 2003, and net sale proceeds of approximately $1,316,000 have been allocated to the Fund. The General Partners are currently reserving the proceeds, given the known and potential capital requirements at the remaining properties.

•	We have signed a new lease at 47320 Kato Road, located in Fremont, California, in the Silicon Valley area. TCI International was previously subleasing the building from Fairchild Technologies. We have now completed a direct lease with TCI, beginning in December 2004 and extending through November 2009.

•	The Gartner Group building is located in Fort Myers, Florida. During the third quarter, we completed a five-year extension of the Gartner lease for the entire building through January 2013.

•	360 Interlocken Boulevard is located in the Broomfield submarket of Denver, Colorado. The majority of this building is leased to Gaiam through May 2008, now that we have successfully extended their lease for three years. We recently signed a new lease for approximately 4,800 square feet with Culver Financial. We also continue to pursue tenants for the remaining vacancy at this property.

•	The Iomega building, located in Ogden, Utah, outside Salt Lake City, is 100% leased through April 2009.

•	The Johnson Matthey property was sold on October 5, 2004, and approximately $2,530,000 in net sale proceeds has been allocated to Fund XI. The General Partners are reviewing potential capital costs for the Fund to determine if all, or a portion, of these proceeds can be distributed in 2005.

•	The Ohmeda building is located in Louisville, Colorado, adjacent to the Broomfield submarket. The lease for this property expires in January 2005, and we are focused on lease negotiations for this asset.

•	As noted above, Sprint exercised an early termination option at the 20/20 Building, effective in May 2004. The tenant has vacated the property, and we have engaged our local leasing team to begin the marketing effort.

•	The 111 Southchase Boulevard building in Greenville, South Carolina, is currently vacant. We are pursuing a number of market opportunities for this asset.

For further information, please refer to Fund XI’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds